EXHIBIT 5.1

Ian Horn, Esq.
P.O. Box 691
Brandon, FL 33509
(813) 545-1067

April 25, 2014

Board of Directors
American Fiber Green Products, Inc.
4209 Raleigh Street
Tampa, Florida 33619

Re: American Fiber Green Products, Inc.

Dear Sir or Madam:

This firm is acting as counsel to American Fiber Green Products, Inc. (the "Company") in connection with its registration statement on the Form S-8 (the "Registration Statement"), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act") relating to the registration of 2,100,493 shares of the common stock, par value $.001 per share (the "Common Stock") of the Company (the "Shares"), issuable to certain named employees for the purpose of paying a portion of existing accrued debt/compensation.

For the purposes of this opinion letter, we have examined copies of such instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies. As to all matters of fact, we have relied upon the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

We have reviewed the Registration Statement on Form S-8 being filed by the Company with the Securities and Exchange Commission relating to the Shares issuable to named employees for accrued debt/compensation. We have also reviewed any other documents, corporate records and/or other instruments which we deemed necessary for the purposes of this opinion.

We are of the opinion that the Company is a corporation duly organized and validly existing under the laws of the State of Nevada. We have confirmed with the Nevada Secretary of State that the Company is in good standing.

American Fiber Green Products, Inc.
April 25, 2014

We are also of the opinion that the Shares which may be issued under the Registration Statement are legal under the laws of the State of Nevada, are duly authorized shares of the Company's common stock, and, when issued in accordance with the provisions of the Corporate Resolution, will be validly issued, fully paid and non-assessable.

This opinion letter has been prepared for use in connection with the Registration Statement. We assume no obligation to advise you of any changes in the foregoing subsequent to the effective date of the Registration Statement.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are an "expert" within the meaning of the Act.

Very truly yours,

Ian Horn, Esq.